AGREEMENT

         THIS AGREEMENT is made as of July 27, 1996 among Merchant Advisors, Limited Partnership, a Delaware limited partnership
   ("MALP"), Montgomery Ward & Co., Incorporated, an Illinois corporation ("MW") and ValueVision International, Inc., a Minnesota corporation ("VVI").

                              R E C I T A L S


         A. Pursuant to a Restructuring Agreement of even date herewith between MW and VVI (the "Restructuring Agreement"), it is contemplated that MW and VVI will restructure their existing business relationship, and that a subsidiary of VVI will acquire all of the assets of Montgomery Ward Direct, L.P., a Delaware limited partnership.

         B.  MALP, MW and VVI are all of the partners of Merchant
   Partners, Limited Partnership ("MPLP").

         C. It is contemplated that upon the closing of the transactions contemplated by the Restructuring Agreement, the parties will make additional capital contributions to MPLP. In the case of MW and VVI, these capital contributions will take the form of Series P Warrants of VVI to purchase shares of VVI at a purchase price of $.01 per share (the "New Warrants"). In the case of MALP, its capital contribution will take the form of cash or a promissory note. Concurrently with the making of said capital contributions, they will execute Amendment No. 3 to the First Amended and Restated Limited Partnership Agreement of MPLP, substantially in the form attached hereto as Exhibit A (the "Amendment").

         D. The parties desire to enter into this Agreement, for the purposes of agreeing to execute the Amendment and determining the amounts to be set forth in paragraph 3 of the Amendment.

                            A G R E E M E N T S

         NOW, THEREFORE, the parties agree as follows:

         1. On the date of closing of the acquisition of the assets of MWD as contemplated by paragraph 1 of the Restructuring Agreement (the "MWD Closing Date"), the parties hereto shall execute and deliver the Amendment, and make the capital contributions contemplated thereby.

         2. For the purposes of determining the values of the capital contributions of MW and VVI, as set forth in paragraph 3 of the Amendment, the number of warrants to be contributed by MW and VVI, respectively, to MPLP shall be multiplied by the last sale price of VVI's shares, as quoted on NASDAQ, on the MWD Closing Date.

         3. In order to determine the amount of the capital contribution of MALP for the purposes of the Amendment, the total value of the capital contributions of MW and VVI, as determined pursuant to the preceding paragraph, shall first be computed (the "Limited Partner Capital Contributions"). The capital contribution of MALP to MPLP shall be equal to .625% of the amount of the Limited Partner Capital Contributions.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

   MERCHANT ADVISERS, LIMITED PARTNERSHIP

   By:  Merchant Development Corp., general partner


         By:/s/ RAYMOND L. BANK
               President

   MONTGOMERY WARD & CO., INCORPORATED


   By:/s/ JOHN L. WORKMAN
         Executive Vice President

   VALUEVISION INTERNATIONAL, INC.


   By:/s/ ROBERT JOHANDER
         President


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
                                 Exhibit A
                                                            DRAFT 9/4/96

                          AMENDMENT NO. 3 TO THE
         FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
                                    OF
                  MERCHANT PARTNERS, LIMITED PARTNERSHIP


         AMENDMENT (the "Amendment") dated as of the ____ day of September, 1996, by and among Merchant Advisors, Limited Partnership, Montgomery Ward & Co., Incorporated ("MW") and ValueVision International, Inc. ("VV"), to the First Amended and Restated Limited Partnership Agreement of Merchant Partners, Limited Partnership dated as of October 18, 1994, as heretofore amended (the "Partnership Agreement").

         WHEREAS, the parties hereto desire to amend the Partnership Agreement as provided herein.

         NOW, THEREFORE, the parties hereto, in consideration of the premises and the agreements herein contained and intending to be legally bound hereby, agree as follows:

         1. Capitalized terms used in this Amendment and not defined herein shall have the respective meanings provided for in the Partnership Agreement.

         2. Schedule A to the Partnership Agreement is amended in that the Total Subscriptions by the Partners shall be their respective Total Subscriptions prior to this Amendment, increased by the contributions to be made by them pursuant to Paragraph 3 below.

         3. On the date hereof, the Partners shall make the following capital contributions to the Partnership:

               The General Partner     -     $
               MW                      -     $
               VV                      -     $

   The General Partner's capital contribution shall be made in the form of cash or promissory notes (to the extent permitted by the Partnership Agreement). MW's and VV's capital contributions shall be made in the form of 1,327,317 VV Warrants and 199,097 VV Warrants, respectively. For purposes of this Amendment, VV Warrants means warrants to purchase shares of VV common stock, $.01 par value per share, at an exercise price of $.01 par share, expiring August 8, 2003, in the form attached hereto as Exhibit A, with one VV Warrant being equivalent to the right to purchase one such share. The Capital Accounts of MW and VV shall be credited with the fair market value of the VV Warrants contributed, which fair market value in each case shall be deemed equal to the amounts set forth above. In connection with such capital contributions by MW and VV:

         (a) the Partnership shall have the same rights, and be subject to the same restrictions, with respect to the VV Warrants as are imposed upon MW pursuant to that certain Amended and Restated Warrant Agreement and that certain Amended and Restated Registration Rights Agreement, each dated as of July 27, 1996, between VV and MW (the "Warrant Related Agreements"); and

         (b) the VV Warrants contributed to the Partnership pursuant to this Paragraph 3 by VV shall be subject to, and entitled to the benefits of, the Warrant Related Agreements to the same extent as if they had been acquired by MW and contributed by MW to the Partnership, rather than being contributed directly by VV to the Partnership.

         4. From and after the date of this Amendment, 100% of the Partnership's net realized gains (other than to the extent attributable to the fair market value of the Partnership's respective assets and properties immediately after the contributions contemplated by paragraph 3 hereof) shall be allocated solely to the Capital Account of the General Partner until $2,760,000 in the aggregate of such net realized gains has been so allocated (the "Special GP Allocation"). The net realized gains constituting the Special GP Allocation shall be disregarded for purposes of determining pursuant to Paragraph 7(a)(i) and (ii) of the Partnership Agreement the amount of the Partnership's cumulative net realized gains and net gains deemed to have been realized during a fiscal year on distributions in kind.

         5. Until such time as the General Partner has received, from and after the date of this Amendment, distributions from the Partnership in the aggregate amount of $2,760,000 (excluding for purposes of such calculation any and all distributions (i) pursuant to Paragraph 8(a) of the Partnership Agreement and (ii) to the extent attributable to the fair market value of the Partnership's respective assets and properties immediately after the contributions contemplated by paragraph 3 hereof), 100% of all distributions, by the Partnership shall be made solely to the General Partner, provided, however, that the cumulative amount of such distributions shall not exceed the cumulative amount of the Special GP Allocation that has been made at the time of any such distribution.

         6. The first sentence of Paragraph 8(c) of the Partnership Agreement is amended and restated in its entirety to read as follows:

               "Until the Limited Partners as a group have recovered through distributions an amount equal to $46,000,000, each distribution, other than distributions made pursuant to Paragraph 8(a) or 11 of this Agreement or Paragraph 5 of a certain Amendment to this Agreement dated September __, 1996, shall be made to and among the Partners in proportion to their respective Contributions Accounts at the time such distribution is made."

         7. Income, gain, loss and deduction with respect to the VV Warrants contributed to the capital of the Partnership pursuant to this Amendment shall, solely for tax purposes, be allocated among the Partners in accordance with Section 704(c) of the Code and any regulations thereunder so as to take account of any variation between the adjusted basis of the VV Warrants for federal income tax purposes and their fair market value, determined in each case at the time of contribution to the Partnership.

         8. The parties to this Amendment acknowledge that (i) none of the Principals is obligated by reason of this Amendment to provide any services to any Limited Partner and (ii) the Principals have in the past and may in the future perform services for one or more of the Limited Partners pursuant to existing or separately documented arrangements with such Limited Partners. Without limiting the generality of the foregoing, the Limited Partners acknowledge that Mangone is a consultant to each of them, is the Chairman of Merchant


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
   Development Corp., which is the general partner of the General Partner, and will not have any management or other responsibility with respect to the ongoing operations of the business heretofore operated by Montgomery Ward Direct, L.P. ("MWD") following the acquisition of substantially all the assets of MWD by a subsidiary of VV pursuant to a certain Asset Purchase Agreement, dated as of August 1, 1996, between MWD and said subsidiary.

         9. If and to the extent that any of the terms and provisions of this Amendment conflict with the terms and provisions of the Partnership Agreement as heretofore in effect, this Amendment shall take precedence over such Partnership Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

                                       MERCHANT ADVISORS, LIMITED
                                       PARTNERSHIP
                                       By:   Merchant Development Corp.
                                             general partner

                                             By:
                                                President


                                       MONTGOMERY WARD & CO, INCORPORATED

                                       By:
                                       Title:


                                       VALUEVISION INTERNATIONAL, INC.

                                       By:
                                       Title:


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